October 26, 2007

Mr. William S. Loder
C/o Specialty Underwriters’ Alliance, Inc.
222 South Riverside Plaza
Chicago, IL 60606

Dear Bill:

This letter (the “Transition Agreement”) is written to confirm our understanding regarding your transitional employment with Specialty Underwriters’ Alliance, Inc. (the “Company”) through and including December 31, 2007 (the “Separation Date”), or such earlier date as your employment may be terminated in accordance with this Transition Agreement (the “Termination Date”), and the terms and conditions of your subsequent separation from the Company.

During the transitional employment period from today through the Separation Date (or if applicable the Termination Date), you will continue to serve as the Chief Underwriting Officer of the Company, but you will be relieved of most of your day-to-day duties and responsibilities. You agree to be available, as may be reasonably requested by the Chief Executive Officer and/or Board of Directors of the Company (the “Board”), to assist the Company with the smooth transition of your duties and responsibilities to your successor (whether interim or permanent). During such transitional period, you and the Company have agreed that, in the ordinary course of business, you will conduct your career transition and other business activities outside of the Company’s office facilities; provided, however, that you and the Company have further agreed that, upon reasonable advance notice to and approval by the Chief Executive Officer or his designee, you will have regular access to and use of the Company’s office facilities. Additionally, during such transitional period:

the Company will provide you with regular access to and use of all customary communications facilities, including without limitation telephone, voice-mail, e-mail, facsimile, postal mail, and receipt of messenger and express delivery service packages;

the communications facilities to be made available shall include without limitation the ability to route incoming telephone calls to a telephone number of your selection, and the ability to access the Company’s electronic mail and other computer network services remotely;

the Company will instruct your assistant (or her substitute), with respect to any communications directed to you, to inform outside parties only that you are not available and provide a telephone number where you may be reached, and not to provide or disclose any other information concerning your employment status;

You may continue to be a subscriber to the Company’s cellular telephone plan through and including December 31, 2007, and subsequent to that date, you may retain the cellular telephone device and telephone number; and

You will submit, by December 31, 2007, requests for reimbursement of business expenses incurred prior to today (subject to the Company’s usual and customary requirements for documentation), and the Company shall not reimburse you for expenses incurred after today unless you are requested by the Company to undertake activities on its behalf in the course of which such expenses are incurred, or otherwise with the Company’s prior approval.

In addition, during such period, you will continue to receive your Base Salary (in the amount in effect as of the last regular payroll date prior to today’s date), less applicable deductions, and you shall continue to be eligible to receive the Benefits and Bonuses for which you are currently eligible, in accordance with the terms of the Amended and Restated Employment Agreement between you and the Company, dated as of November 11, 2004, as amended by the First Amendment dated as of September 28, 2007 (the “Employment Agreement”), as well as the terms and conditions of any such applicable plan or policy. For the avoidance of doubt, notwithstanding any term of this Agreement, your eligibility to receive, and the terms and conditions of, all Bonuses (whether guaranteed or based on performance) shall be as provided for in paragraph 4.b of the Employment Agreement. (Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement. Unless the context otherwise requires, references herein to the “Company” shall include not only Specialty Underwriters’ Alliance, Inc. but also its subsidiaries and affiliates, including, but not limited to, SUA Insurance Company, and each of their respective predecessors, successors and assigns.)

The Company and you agree and acknowledge that the terms and conditions of this Agreement fulfill and satisfy the requirements of paragraph 2 of the Employment Agreement with respect to the provision by you of notice to the Company of your non-renewal of the Term of the Employment Agreement. The Company and you further agree and acknowledge that the Term of the Employment Agreement shall terminate as of 12:01 a.m. on January 1, 2008, and that the termination of your employment as provided for by this Agreement shall be effected solely by virtue and operation of such non-renewal of the Term of the Agreement (unless you or the Company affirmatively terminate your employment prior to that date, subject to the terms of this Agreement).

The Company agrees and acknowledges that it will issue a press release, on or about the date of this Agreement, announcing your resignation from the Company effective January 1, 2008, in substantially the form attached hereto as Exhibit B, subject to approval of such attached press release by the Board. The Company’s officers shall not make any statements or communications concerning your termination (or this Agreement or the Separation Agreement and General Release contemplated by this Agreement) that materially diverges from the contents of Exhibit B, except as required by law.

Provided that you do not resign from your employment without “good reason” (as defined in paragraph 6.d of the Employment Agreement) and are not terminated by the Company for “cause” (as defined in paragraph 6.c of the Employment Agreement) prior to the Separation Date, upon the effective date of the termination of your employment with the Company, you agree to execute the Separation Agreement and General Release in the form substantially similar to the agreement attached as Exhibit A (the “Separation Agreement”). The Separation Agreement, which you may not sign prior to the Separation Date (or Termination Date, if applicable), shall provide, among other things, that: (i) the Company will pay you a lump sum severance payment in an amount equal to six (6) months of your Base Salary, in the aggregate gross amount of One Hundred Thirty-Seven Thousand Eight Hundred Fifty Dollars and no cents ($137,850), less applicable deductions, on before the date specified in the Separation Agreement, which shall not be prior to January 2, 2008, and (ii) provided that you elect medical benefit continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the cost of such COBRA continuation coverage six (6) months following the Separation Date (or Termination Date, if applicable), but only if you are eligible for and elect such continuation coverage in a timely manner, and subject to the terms and conditions of the Company’s group health insurance benefit plan and the conditions and requirements of COBRA and any other applicable law. Provided further, that if you do not elect COBRA continuation for any reason, or elect such COBRA continuation coverage but discontinue it at any time, you shall not be entitled to receive any payment in lieu of any COBRA premium payment that the Company would have paid on your behalf pursuant to this Agreement if such coverage had been elected or had remained in effect. Provided further, that if you obtain coverage from another group health insurance plan (whether provided by an employer (including without limitation the Company) or otherwise), you shall not be entitled to receive under this Agreement any payments for premiums for COBRA continuation coverage subsequent to the date on which such other coverage begins. The Separation Agreement also shall acknowledge and confirm that the date by which you may exercise certain Stock Options shall be November 17, 2014, in accordance with paragraph 4.c of the Employment Agreement. For the avoidance of doubt, notwithstanding any term of this Transition Agreement (or the Separation Agreement and General Release contemplated herein), but subject to the terms of paragraph 4.c of the Employment Agreement and to the 2004 Stock Option Plan as Amended and Restated as of November 11, 2004, your stock options that are scheduled to vest on November 17, 2007 shall vest on that date.

Such payments and other benefits will be provided to you in exchange for your execution of the general release attached as Exhibit A in favor of the Company and all affiliated entities and your agreement to abide by the terms of certain non-competition, non-solicitation and other obligations for the terms specified therein following the Separation Date. If prior to the Separation Date you resign without “good reason” (as defined in the Employment Agreement), or without the Company’s prior written consent, or the Company terminates your employment for “cause” (as defined in the Employment Agreement), you will receive only your Base Salary and Benefits through and including the Termination Date, except as required by law. In such event, you will not be entitled to the aforementioned severance benefits. If the Company terminates your employment prior to the Separation Date other than for “cause,” or if you resign with “good reason” or with the Company’s prior written consent, the Company and you agree (i) that the effective date of your termination will be the Termination Date and you will receive your Base Salary payments and Benefits through the end of 2007 and the other benefits (including without limitation Bonuses) provided for in that situation, and (ii) the Company shall maintain its offer of the Separation Agreement, and you may accept such Separation Agreement.

Upon this Transition Agreement becoming effective when you sign it and do not revoke it as provided below, the Company will make a special payment to you in the amount of $6,250.00, less applicable deductions, to assist you with the cost of relocating to pursue other opportunities (the “Relocation Payment”). The Relocation Payment will be made to you within ten (10) business days of the date this Transition Agreement becomes effective and your time to revoke it as set forth below expires.

In consideration of the Relocation Payment and the other promises by the Company in this Agreement, you for yourself and your heirs and assigns, hereby voluntarily, knowingly and irrevocably release and forever discharge the Company and its parent, subsidiaries and affiliates, including, but not limited to, SUA Insurance Company, and each of their respective predecessors, successors and assigns and their respective present, former, and future officers, directors, trustees, shareholders, principals, partners, attorneys, investors, participants, representatives, insurers, fiduciaries, agents or employees, in both their individual and representative capacities (collectively, the “Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever (collectively, “Claims”), whether or not now known, suspected or claimed, and whether in law or in equity, which you had, have, or may have, against the Released Parties from the beginning of time up to and including the date you sign this Agreement, including, without limitation, all Claims which arise out of, relate to or are based on (i) your employment with the Company or termination therefrom, (ii) statements, acts or omissions by the Company or Released Parties, (iii) express or implied agreements between you and the Company and/or Released Parties, (iv) any federal, state or local fair employment practices or civil rights laws including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Texas Human Rights Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, the Illinois AIDS Confidentiality Act, and the City of Chicago Human Rights Ordinance, which prohibit adverse employment action based upon discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, medical condition, sex/gender, sexual orientation, sexual harassment, retaliation, whistle blowing activities, protected activity, physical or mental handicap, disability, marital status, or age, (v) common law, public policy, breach of contract or tort, including, without limitation, Claims for emotional distress, libel, slander or wrongful discharge, or (vi) wages, commissions, bonuses, accrued vacation pay, employee benefits, stock options, expenses, allowances and any other payment or compensation of any kind whatsoever; provided, however, that the foregoing (A) shall not prohibit you from bringing a Claim arising after the date that you sign this Transition Agreement, (B) shall not prohibit you from bringing a Claim seeking enforcement of this Transition Agreement, or (C) release or limit any rights that you may have (i) to indemnification under the Company’s certificate of incorporation, charter, by-laws or standing or other resolutions, or under any insurance policy providing directors’ and officers’ coverage, then existing, for any lawsuit or claim relating to the period when you were a director, officer, or employee of the Company or any affiliate, and/or (ii) for contribution, in the event a third party brings an action or claim against the Executive which relates in any way to the Company’s conduct, acts or omissions. Provided further, that notwithstanding the foregoing, you retain your rights to challenge the validity of this release, to file a charge or complaint with the EEOC or the NLRB, and to testify, assist or participate in any manner in an EEOC or NLRB investigation, hearing or proceeding. However, if you file any such charge or claim with the EEOC or NLRB, in accordance with your release and waiver set forth in this Agreement, you shall not have any right to recover any damages or other relief from the Company in any action brought by the EEOC or NLRB on your behalf for claims arising out of your employment with the Company or the termination of such employment.

In consideration of your promises in this Agreement, the Company hereby voluntarily, knowingly and irrevocably releases and forever discharges you, and your heirs, representatives, executors, administrators and assigns (collectively, the “Employee Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever (collectively, “Company Claims”), whether or not now known, suspected or claimed, and whether in law or in equity, which the Company had, has, or may have, against the Employee Released Parties from the beginning of time up to and including the date the Company signs this Agreement, including, without limitation, all Company Claims which arise out of, relate to or are based on (i) your employment with the Company or termination therefrom, (ii) statements, acts or omissions by you or the Employee Released Parties, (iii) express or implied agreements between you and the Company and/or Employee Released Parties, (iv) common law, public policy, breach of contract or tort, including, without limitation, Company Claims for emotional distress, libel, slander or wrongful discharge, or (vi) payment of wages, commissions, bonuses, accrued vacation pay, employee benefits, stock options, expenses, allowances and any other payment or compensation of any kind whatsoever; provided, however, that the foregoing (A) shall not prohibit the Company from bringing a Company Claim arising after the date that it signs this Transition Agreement, (B) shall not prohibit the Company from bringing a Company Claim seeking enforcement of this Transition Agreement, (C) release or limit any rights that the Company may have regarding indemnification under the Company’s certificate of incorporation, charter, by-laws or standing or other resolutions, or under any insurance policy providing directors’ and officers’ coverage, then existing, for any lawsuit or claim relating to the period when you were a director, officer, or employee of the Company or any affiliate, or (D) prohibit the Company from making any Company Claims (i) related to criminal behavior, fraud, embezzlement, breach of fiduciary duty or self-dealing and/or (ii) for contribution or indemnification, in the event a third party brings an action or claim against the Company which relates in any way to Executive’s individual conduct, acts or omissions.

You shall not engage in conduct, or make statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of the Company or Released Parties. You shall not disclose the terms or existence of this Transition Agreement or the Separation Agreement, except (i) to comply or to obtain compliance with this Transition Agreement, (ii) to your respective legal, financial or tax advisors (all of whom must first agree to be bound by this paragraph) and to the Internal Revenue Service or any analogous state or local taxation authority, and (iii) to any entity if required by legal process upon not less than three (3) business days prior written notice (or such shorter period required by any legal or quasi-legal entity or body) to the Company and agree to cooperate reasonably with the Company and its attorneys, upon notice reasonably in advance, if the Company elects to contest such legal process.

The Company’s officers shall not engage in conduct, or make statements or representations, that disparage or otherwise impair your reputation, goodwill or interests. The Company shall not disclose the terms or existence of this Transition Agreement or the Separation Agreement, except (i) to comply or to obtain compliance with this Transition Agreement, (ii) to the Company’s respective legal, financial or tax advisors, and senior managers of the Company who have a legitimate business “need to know” (all of whom must first agree to be bound by this paragraph) and to the Internal Revenue Service or any analogous state or local taxation authority, (iii) to any entity if required by legal process upon not less than three (3) business days prior written notice (or such shorter period required by any legal or quasi-legal entity or body) to you and the Company agrees to cooperate reasonably with you and your attorneys, upon notice reasonably in advance, if you elect to contest such legal process, and (iv) as required by applicable laws, rules or regulations. Provided further, without limiting the generality of the foregoing, the Company shall respond to all reference inquiries from your prospective employers by providing solely your hire date, the date (month and year) of your first involvement with the formation of the Company prior to being hired, and most recent job title. If requested by any prospective employer, the Company shall inform such prospective employer that the Company’s policy is to provide only the above “neutral reference” information regarding former employees.

This Transition Agreement is not an admission of any liability or wrongdoing by you, the Company or Released Parties. Further, this Transition Agreement sets forth the entire agreement between the Company and you concerning its subject matter and supersedes any such prior agreement or understanding (except to the extent that the Employment Agreement remains in effect and is not modified by this Agreement, and for the avoidance of doubt, this Agreement does not supersede the Option Agreement – Incentive Stock Option, dated November 17, 2004, between you and the Company). This Transition Agreement may only be modified by a writing signed by both parties. The provisions of this Transition Agreement are severable and if any part of it is found to be unenforceable, the other parts shall remain valid and enforceable. Except as otherwise provided herein, no waiver by either party hereto of a breach by the other party of any condition or provision of this Transition Agreement to be performed by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any other time.

Nothing in this Transition Agreement is intended to create a guarantee of employment through the Separation Date, or for any other period. During the transitional employment period and through the Separation Date (or Termination Date, if applicable), your employment with the Company remains subject to the terms of the Employment Agreement, except as specifically modified or supplemented herein.

This Transition Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives and successors and assigns. However, your performance hereunder is personal to you and shall not be assignable by you. The Company may assign this Transition Agreement to any subsidiary or affiliate or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

This Transition Agreement shall be governed and construed in accordance with the laws of the State of Illinois and all disputes arising out of or relating to this Transition Agreement or its breach shall be resolved in the courts located within the State of Illinois, Cook County and you and the Company hereby submit exclusively to the jurisdiction and venue of those Illinois courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF THIS TRANSITION AGREEMENT.

You acknowledge that:

•	you have read this Transition Agreement in its entirety and understand all of its terms, including that it constitutes a complete general release of all claims against the Company and Released Parties covered by its terms, that it includes a waiver of age discrimination claims, and that it does not include a waiver of claims arising after the date you execute this Agreement;

•	you have been advised, in writing, to review this Transition Agreement with an attorney before signing it;

•	you have had a sufficient period of time of up to 21 days within which to review this Transition Agreement, including, without limitation, with your attorney, and that you have, in fact, done so;

•	the Relocation Payment and other promises by the Company set forth above are the only consideration (the “Consideration”) for your signing this Transition Agreement and that no promise or inducement has been offered or made to induce you to sign this Transition Agreement, except as expressly set forth herein;

•	the Company has informed you that the Consideration is provided at the Company’s sole discretion and on a non-precedential basis, and that you would not have received same if you did not sign this Transition Agreement;

•	the Consideration is greater than what you would have been entitled to receive if you did not sign this Agreement;

•	you knowingly and voluntarily agree to all the terms and conditions contained in this Transition Agreement; and

•	this Transition Agreement shall not become effective until the 8th day after you sign it and that you may at any time before the effective date revoke this Transition Agreement by hand delivering or sending via overnight mail a written notice of revocation to the Company: Specialty Underwriters’ Alliance Inc., 222 South Riverside Plaza, Chicago, Illinois 60606, Attention: Scott Goodreau, Esq., Senior Vice President and General Counsel.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By: /s/ Courtney C. Smith
Name: Courtney C. Smith
Title: Chief Executive Officer

Voluntarily Agreed to and Accepted this
26th day of October 2007

/s/ William S. Loder
William S. Loder

STATE OF ILLINOIS )

COUNTY OF COOK	: ss. )

On this 26th day of October 2007, before me personally came William S. Loder, to me known and known to me to be the individual described in, and who executed the foregoing Transition Agreement, and duly acknowledged to me that he executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Patricia Horn
Notary Public

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Separation Agreement”), entered into this      day of      2008, is made by and between Specialty Underwriters’ Alliance, Inc. (the “Company”) and William S. Loder (“Loder”)(collectively, the “Parties”).

WHEREAS, Loder was employed by the Company as the Chief Underwriting Officer, pursuant to the terms of an Amended and Restated Employment Agreement, dated as of November 11, 2004, as amended by the First Amendment dated as of September 28, 2007 (the “Employment Agreement”);

WHEREAS, Loder wished to relocate to pursue other opportunities and the Company desired to accommodate Loder’s wishes;

WHEREAS, prior to the cessation of Loder’s employment with the Company, the Parties entered into an agreement, dated October 26, 2007 (the “Transition Agreement”), into which such written notice by Loder was subsumed and pursuant to which the Parties agreed to enter into a separation agreement and general release upon the termination of Loder’s employment with the Company; and

WHEREAS, the Parties, as a condition of performing their respective obligations as provided for herein and in this Transition Agreement, have agreed to execute, deliver and comply fully with the terms and provisions of this Separation Agreement below;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Parties agree, represent and covenant as follows:

1. Separation. Subject to the terms of this Separation Agreement and this Separation Agreement becoming effective as set forth below, the Parties acknowledge that Loder’s employment as an officer, director and employee of the Company and its subsidiaries and affiliates was terminated, effective      (the “Separation Effective Date”).

2. Compensation and Benefits. The accrual of all compensation and benefits that Loder received as part of his employment will cease as of the Separation Effective Date. Loder will be paid for all accrued, unused vacation days, less required deductions, if any. Thereafter, Loder and/or Loder’s dependents may continue group medical at his or their expense as provided by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Loder will receive benefit continuation information in a separate letter. The Parties acknowledge that, as of the Separation Effective Date, Loder has 64,000 vested stock options to purchase shares of the Company’s common stock (the “Stock Options”). All vested Stock Options shall be exercisable through November 17, 2014, in accordance with paragraph 4.c of the Employment Agreement and subject to the 2004 Stock Option Plan as Amended and Restated as of November 11, 2004. As of the Separation Effective Date, Loder shall no longer be eligible to receive additional stock options, and any then unvested stock options shall be forfeited.

3. Consideration. Upon this Agreement becoming effective when Loder signs it (which cannot be before the Separation Effective Date) and does not revoke it as provided in paragraph 12 below, the Company will:

(i) pay Loder a lump sum severance payment, to which he is not otherwise entitled, in an amount equal to six (6) months’ of his current Base Salary, in the aggregate gross amount of One Hundred Thirty-Seven Thousand Eight Hundred Fifty Dollars and no cents ($137,850.00), less applicable deductions, within ten (10) business days after this Agreement becomes effective pursuant to the final bullet point of paragraph 9 hereof (and in no event earlier than January 2, 2008);

(ii) pay the continuation premiums of Loder’s medical benefits through COBRA for a period of six (6) months following the Separation Effective Date, but only if Loder is eligible for and elects such continuation coverage in a timely manner, and subject to the terms and conditions of the Company’s group health insurance benefit plan and the conditions and requirements of COBRA and any other applicable law. Provided further, that if Loder does not elect COBRA continuation for any reason, or elects such COBRA continuation coverage but discontinues it at any time, Loder shall not be entitled to receive any payment in lieu of any COBRA premium payment that the Company would have paid on Loder’s behalf pursuant to this Agreement if such coverage had been elected or had remained in effect. Provided further, that if Loder obtains coverage from another group health insurance plan (whether provided by an employer (including without limitation the Company) or otherwise), Loder shall not be entitled to receive under this Agreement any payments for premiums for COBRA continuation coverage subsequent to the date on which such other coverage begins; and

(iii) the Stock Options shall be exercisable through and including November 17, 2014. (The payments and other benefits described in subparagraphs 3(i), (ii) and (iii) are sometimes referred to herein collectively, as the “Severance Benefits.”)

4. General Releases. (A) In consideration of the Severance Benefits and other promises by the Company in this Agreement, Loder for himself and his heirs and assigns, hereby voluntarily, knowingly and irrevocably releases and forever discharges the Company, its parent, subsidiaries and affiliates, including, but not limited to, SUA Insurance Company, and each of their respective predecessors, successors and assigns and their respective present, former, and future officers, directors, trustees, shareholders, principals, partners, attorneys, investors, shareholders, participants, representatives, insurers, fiduciaries, agents or employees, in both their individual and representative capacities (collectively, the “Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever (collectively, “Claims”), whether or not now known, suspected or claimed, and whether in law or equity, which Loder had, has, or may have, against the Released Parties from the beginning of time up to and including the date Loder signs this Agreement, including, without limitation, all Claims which arise out of, relate to or are based on (i) Loder’s employment with the Company or termination therefrom, (ii) statements, acts or omissions by the Company or Released Parties, (iii) express or implied agreements between Loder and the Company and/or Released Parties, (iv) any federal, state or local fair employment practices or civil rights laws including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Texas Human Rights Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, the Illinois AIDS Confidentiality Act, and the City of Chicago Human Rights Ordinance, which prohibit adverse employment action based upon discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, medical condition, sex/gender, sexual orientation, sexual harassment, retaliation, whistle blowing activities, protected activity, physical or mental handicap, disability, marital status, or age, (v) common law, public policy, breach of contract, including, but not limited to, the Employment Agreement, the Transition Agreement, the 2004 Stock Option Plan of Specialty Underwriters’ Alliance, Inc. (as amended and restated as of November 11, 2004) and the 2007 Stock Incentive Plan of Specialty Underwriters’ Alliance, Inc., or tort, including, without limitation, Claims for emotional distress, libel, slander or wrongful discharge, or (vi) wages, commissions, bonuses, accrued vacation pay, employee benefits, expenses, stock options, allowances and any other payment or compensation of any kind whatsoever; provided, however, that the foregoing (A) shall not prohibit Loder from bringing a Claim arising after the date that Loder signs this Separation Agreement, including without limitation any claim regarding an obligation of the Company under the Employment Agreement or Transition Agreement that becomes due after such date, and further including without limitation the Company’s obligation to pay Loder any Bonus under the Employment Agreement, (B) shall not prohibit Loder from bringing a Claim seeking enforcement of this Separation Agreement, or (C) release or limit any rights that Loder may have (i) to indemnification under the Company’s certificate of incorporation, charter, by-laws or standing or other resolutions, or under any insurance policy providing directors’ and officers’ coverage, then existing, for any lawsuit or claim relating to the period when Loder was a director, officer, or employee of the Company or any affiliate, and/or (ii) for contribution, in the event a third party brings an action or claim against the Executive which relates in any way to the Company’s conduct, acts or omissions. Provided further, that notwithstanding the foregoing, Loder retains his rights to challenge the validity of this release, to file a charge or complaint with the EEOC or the NLRB, and to testify, assist or participate in any manner in an EEOC or NLRB investigation, hearing or proceeding. However, if Loder files any such charge or claim with the EEOC or NLRB, in accordance with Loder’s release and waiver set forth in this Agreement, Loder shall not have any right to recover any damages or other relief from the Company in any action brought by the EEOC or NLRB on Loder’s behalf for claims arising out of Loder’s employment with the Company or the termination of such employment.

(B) In consideration of Loder’s promises in this Agreement, the Company hereby voluntarily, knowingly and irrevocably releases and forever discharges Loder, and his heirs, representatives, executors, administrators and assigns (collectively, the “Employee Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever (collectively, “Company Claims”), whether or not now known, suspected or claimed, and whether in law or in equity, which the Company had, has, or may have, against the Employee Released Parties from the beginning of time up to and including the date the Company signs this Agreement, including, without limitation, all Company Claims which arise out of, relate to or are based on (i) Loder’s employment with the Company or termination therefrom, (ii) statements, acts or omissions by Loder or the Employee Released Parties, (iii) express or implied agreements between Loder and the Company and/or Employee Released Parties, (iv) common law, public policy, breach of contract or tort, including, without limitation, Company Claims for emotional distress, libel, slander or wrongful discharge, or (vi) payment of wages, commissions, bonuses, accrued vacation pay, employee benefits, stock options, expenses, allowances and any other payment or compensation of any kind whatsoever; provided, however, that the foregoing (A) shall not prohibit the Company from bringing a Company Claim arising after the date that it signs this Agreement, (B) shall not prohibit the Company from bringing a Company Claim seeking enforcement of this Agreement, (C) release or limit any rights that the Company may have regarding indemnification under the Company’s certificate of incorporation, charter, by-laws or standing or other resolutions, or under any insurance policy providing directors’ and officers’ coverage, then existing, for any lawsuit or claim relating to the period when Loder was a director, officer, or employee of the Company or any affiliate, or (D) prohibit the Company from making any Company Claims (i) related to criminal behavior, fraud, embezzlement, breach of fiduciary duty or self-dealing and/or (ii) for contribution or indemnification, in the event a third party brings an action or claim against the Company which relates in any way to Executive’s individual conduct, acts or omissions.

5. Non-Disparagement; Cooperation; Confidentiality; Return of Property and Documents; Work Product; Non-Competition; Non-Solicitation.

a. Non-Disparagement. Loder shall not engage in conduct, or make statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of the Company or Released Parties. Loder shall not disclose the terms or existence of this Agreement, except (i) to comply or to obtain compliance with this Agreement, (ii) to Loder’s respective legal, financial or tax advisors (all of whom must first agree to be bound by this paragraph 5.a.) and to the Internal Revenue Service or any analogous state or local taxation authority, and (iii) to any entity if required by legal process upon not less than three (3) business days prior written notice (or such shorter period required by any legal or quasi-legal entity or body) to the Company and agrees to cooperate reasonably with the Company and its attorneys, upon notice reasonably in advance, if the Company elects to contest such legal process.

The Company’s officers shall not engage in conduct, or make statements or representations, that disparage or otherwise impair Loder’s reputation, goodwill or interests. The Company shall not disclose the terms or existence of this Agreement, except (i) to comply or to obtain compliance with this Agreement, (ii) to the Company’s respective legal, financial or tax advisors, and senior managers of the Company who have a legitimate business “need to know” (all of whom must first agree to be bound by this paragraph) and to the Internal Revenue Service or any analogous state or local taxation authority, (iii) to any entity if required by legal process upon not less than three (3) business days prior written notice (or such shorter period required by any legal or quasi-legal entity or body) to the Company and the Company agrees to cooperate reasonably with Loder and his attorneys, upon notice reasonably in advance, if Loder elects to contest such legal process; and (iv) as required by applicable law, rules or regulations. Provided further, without limiting the generality of the foregoing, the Company shall respond to all reference inquiries from Loder’s prospective employers by providing solely Loder’s hire date, the date (month and year) of Loder’s first involvement with the formation of the Company prior to being hired, and most recent job title. If requested by any prospective employer, the Company shall inform such prospective employer that the Company’s policy is to provide only the above “neutral reference” information regarding former employees.

b. Cooperation. Loder agrees that, upon reasonable notice, without the necessity of the Company obtaining a subpoena or court order, he will cooperate reasonably with the Company and its legal counsel on any matters relating to the conduct of any litigation, claim, suit, investigation or proceeding involving the Company, or any of its affiliates or subsidiaries, in connection with any facts or circumstances occurring during Loder’s employment with the Company or of which he has knowledge, in which the Company reasonably determines that Loder’s cooperation is necessary or appropriate. Such assistance shall include, but not be limited to, furnishing relevant information and materials to the Company and its legal counsel and providing testimony at depositions and at trial and shall continue until such matters are resolved.

c. Confidentiality. Loder acknowledges and agrees that as a result of his employment with the Company, he has learned certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Company and which are used by the Company in its business. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of the Company’s relationships with its customers, including the financial relationship with a customer, knowledge of the internal “politics”/workings of a customer organization, a customer’s technical needs and job specifications, knowledge of a customer’s strategic plans and the identities of contact persons within a customer’s organization; (iii) the Company’s marketing and development plans, business plans; and (iv) other information proprietary to the Company’s business. Loder shall not, at any time during or after his employment, use or disclose such Confidential Information, except to authorized representatives of the Company or the customer to whom such Confidential Information relates. Loder shall not be required to keep confidential any information, which is or becomes publicly available through no fault of Loder, which is disclosed to Loder by any third party not in violation of any legal duty owed to the Company, or which the Company ceases to hold as confidential. Further, Loder shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of his duties and responsibilities as an employee of the Company, so long as he applies such information without disclosure or use of any Confidential Information.

d. Return of Property and Documents. Loder represents and warrants that he has applied his best efforts to deliver to the Company all (i) Company property in his possession or control, and (ii) Company documents or materials (other than documents or materials involving individual payroll or benefit information), whether or not such documents or materials were created by Loder or contain Confidential Information. Loder also represents that he has delivered to the Company (and that no one else acting on Loder’s behalf has) any original and/or copy of any of the items described in this sub-paragraph.

e. Work Product. Loder agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by his during his employment by the Company that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by Loder on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Loder hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of the Company’s absolute ownership of all Work Product, Loder agrees that he shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following 10 days’ written notice from the Company, Loder refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Company’s officers as his attorney-in-fact to execute such documents on his behalf. This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

f. Warranty. Loder represents and warrants to the Company that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; and (iii) Loder has the legal right to grant the Company the assignment of his interest in the Work Product as set forth in this Separation Agreement.

g. Non-Competition; Non Solicitation. Loder agrees that for six (6) months following the Separation Effective Date, he shall not within the United States, directly or indirectly, (i) solicit for any insurance-related business or transact any insurance-related business with, any insurance partner-agent of the Company as of the Separation Date, (ii) divert from the Company the business of any insurance-related supplier or vendor of the Company. Loder further agrees that for twelve (12) months following the Separation Effective Date, he shall not within the United States, directly or indirectly, (x) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then employed by the Company and/or its affiliates or engaged by the Company and/or its affiliates as an independent contractor or consultant; and/or (y) encourage or induce, whether directly or indirectly, any individual who is then employed by the Company and/or its affiliates or engaged by the Company and/or its affiliates as an independent contractor or consultant to end his/her business relationship with the Company and/or its affiliates. Notwithstanding the foregoing, as and when Ms. Diane Melton may elect to leave her employment with the Company, the Company shall not allege, claim or otherwise assert that Loder has violated the restrictions set forth in the foregoing subparagraphs (x) or (y). The Company and Loder agree and acknowledge that the post-employment restrictions set forth in this paragraph 5 are the only such restrictions to which Loder shall be bound.

h. Injunctive Relief; Other Remedies for Breach. Loder acknowledges that a breach or threatened breach of any of the terms set forth in this paragraph 5 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy at law. The Company shall be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Company.

i. Essential and Independent Agreements; Representations. It is understood by the Parties hereto that Loder’s obligations and the restrictions and remedies set forth in this paragraph 5 are essential elements of this Separation Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Separation Agreement. Loder’s obligations and the restrictions and remedies set forth in this paragraph 5 are independent agreements and the existence of any claim or claims by him against the Company under this Separation Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this paragraph 5. Loder acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this paragraph 5 do not create an undue hardship on him and will not prevent him from earning a livelihood. Loder and the Company agree that the restrictions and remedies contained in this paragraph 5 are reasonable and necessary to protect the Company’s legitimate business interests and that Loder and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. Loder agrees that given the scope of the Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but, subject to applicable law would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

6. Breach. If Loder breaches this Separation Agreement, then the Company may seek restitution of, and/or offset against, the Severance Benefits to the extent permitted by law. The Parties expressly acknowledge that their respective rights, duties and obligations under this Separation Agreement are cumulative and that the Company taking any of the actions set forth in this paragraph 6 or in paragraph 5 shall not abrogate, diminish or otherwise impact the validity or enforceability of the release set forth in paragraph 4 or constitute retaliation.

7. Miscellaneous. This Separation Agreement is not an admission of any liability or wrongdoing by Loder, the Company or Released Parties. Further, the Separation Agreement sets forth the entire agreement between the Company and Loder concerning its subject matter and supersedes any such prior agreement or understanding, including, but not limited to the Employment Agreement and the Transition Agreement (except to the extent that the obligations of the Company to Loder under either such Agreement have not yet become due). This Separation Agreement may only be modified by a writing signed by both Parties. The provisions of this Separation Agreement are severable and if any part of it is found to be unenforceable, the other parts shall remain valid and enforceable. Except as otherwise provided herein, no waiver by either Party hereto of a breach by the other Party of any condition or provision of the Separation Agreement to be performed by the other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any other time. This Separation Agreement shall inure to the benefit of and be binding upon the Parties, their legal representatives and successors and assigns. However, Loder’s performance hereunder is personal to Loder and shall not be assignable by Loder. The Company may assign this Separation Agreement to any subsidiary or affiliate or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise. Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement. Unless the context otherwise requires, references herein to the “Company” shall include not only Specialty Underwriters’ Alliance, Inc. but also its subsidiaries and affiliates, including, but not limited to, SUA Insurance Company, and each of their respective predecessors, successors and assigns.

8. Choice of Law; No Jury. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois and all disputes arising out of or relating to this Separation Agreement or its breach shall be resolved in the courts located within the State of Illinois, Cook County and Loder and the Company hereby submit exclusively to the jurisdiction and venue of those Illinois courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

9. Acknowledgement:

•	Loder has read this Separation Agreement in its entirety and understands all of its terms, including that it constitutes a complete general release of all claims against the Company and Released Parties, that it includes a waiver of age discrimination claims, and that it does not include a waiver of claims arising after the date you execute this Agreement;;

•	Loder has been advised, in writing, to review this Separation Agreement with an attorney before signing it;

•	Loder has had a sufficient period of time of up to 21 days within which to review this Separation Agreement, including, without limitation, with his attorney, and that he has, in fact, done so;

•	Loder may not sign this Agreement until on or after the Separation Effective Date;

•	the Severance Benefits set forth in paragraph 3 and other promises by the Company herein (the “Consideration”) are the only consideration for Loder’s signing this Separation Agreement and that no promise or inducement has been offered or made to induce Loder to sign this Separation Agreement, except as expressly set forth herein;

•	the Company has informed Loder that the Consideration is provided at the Company’s sole discretion and on a non-precedential basis, and that Loder would not have received same if Loder did not sign this Separation Agreement;

•	the Consideration is greater than what Loder would have been entitled to receive if he did not sign this Agreement;

•	the headings used in this Separation Agreement are intended only for convenience of reference and shall not be used to amplify, limit, modify (or otherwise be used in the interpretation of) the terms of this Separation Agreement;

•	Loder knowingly and voluntarily agrees to all the terms and conditions contained in this Separation Agreement; and

•	this Separation Agreement shall not become effective until the 8th day after Loder signs it and that Loder may at any time before the effective date revoke this Separation Agreement by hand delivering or sending via overnight mail a written notice of revocation to the Company: Specialty Underwriters’ Alliance, Inc., 222 South Riverside Plaza, Chicago, Illinois 60606, Attention: Scott Goodreau, Esq., Senior Vice President and General Counsel.

10. No Future Employment; No Other Obligations. By entering into this Separation Agreement, Loder acknowledges that he (i) waives any claim to reinstatement and/or future employment with the Company, (ii) agrees that he will not seek, apply for or accept employment and/or future employment with the Company and (iii) is not and shall not be entitled to any payments, benefits or other obligations from the Company and/or Released Parties whatsoever (except as expressly set forth herein).

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:
Name: Courtney C. Smith
Title: Chief Executive Officer

Voluntarily Agreed to and Accepted this
     day of       2008

William S. Loder

STATE OF ILLINOIS)
COUNTY OF	)	: ss.

On this      day of      2008, before me personally came William S. Loder to me known and known to me to be the individual described in, and who executed the foregoing Separation Agreement and General Release, and duly acknowledged to me that he executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

EXHIBIT B

FOR FURTHER INFORMATION:
Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@frbir.com	Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 26, 2007

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. ANNOUNCES RESIGNATION OF CHIEF UNDERWRITING OFFICER

CHICAGO – October 26, 2007 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) has announced Specialty Underwriters’ Alliance, Inc. has announced that William Loder, Chief Underwriting Officer, has resigned from the company effective January 1, 2008.

President and Chief Executive Officer Courtney Smith said, “Bill has been with us since our inception and has made significant contributions. He was instrumental in the initial building of our book of business and establishment of our underwriting infrastructure, and we wish him continued success. We look forward to the ongoing development of our organization as we continue to seek profitable premium growth.”

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.